PRESS RELEASE
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DATALINK.NET RECEIVES $10 MILLION INVESTMENT
Additional $6 Million Anticipated From Warrant Exercises

SAN JOSE, Calif., February 14, 2000 - Datalink.net (AMEX:DLK) a Wireless Application Service Provider (w-ASP) and the worldwide leader in Web-to-Wireless (tm) convergence since 1994, today announced that Brown Simpson Strategic Growth Funds has invested $10 million into the Company.

The Datalink.net Board of Directors approved the investment on January 24th at a price determined by the closing price on that date. Datalink.net will issue 769,231 shares of Series B Convertible Preferred Stock which is convertible one for one into common. Datalink.net also issued five-year warrants to purchase 576,923 shares of common stock at an exercise price 35% higher than the closing price on January 24th.

Jim Simpson, Principal of Brown Simpson Asset Management, said, "We are very pleased with this investment. We believe that Datalink.net has an opportunity to become the dominant player in providing comprehensive wireless solutions to businesses. We are excited to be making a significant commitment to this dynamic Company."

Datalink.net will use the capital to support its B2B initiatives, including its new business unit, Net2Wireless.com. The funds will accelerate the Company's business model by dramatically increasing the Company's aggressive sales and marketing campaign, as well as fueling developments in the two-way and WAP areas.

"Over the last two quarters, Datalink.net has shifted its strategy from B2C to a focus on the B2B enterprise business model. With the B2B strategy now in place, the Company will use the capital to build out its infrastructure and accelerate its growth," said Anthony LaPine, Chairman and CEO of Datalink.net. "This investment from a global institutional player in Datalink.net has greatly enhanced our credibility both in the marketplace and the capital sector. The Company's recent stock appreciation is in part attributable to our initial announcement January 18th of a Letter of Intent on the $10 Million investment."

The Company also expects receipts from the exercise of warrants, which resulted from a prior financing in 1997, to total over $6 million. Approximately 1.5 million warrants remain unexercised.

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Datalink.net - Where the Web Meets Wireless(tm)

Datalink.net markets a suite of products and services for both the B2B (business to business) and B2C (business to consumer) markets. The B2B Group extends Internet franchises to the wireless world through the company's patented Xpresslink(tm) Application Server, while the B2C Group provides custom tailored information to the wireless user. Datalink.net is rated the number one service of its kind by SmartMoney magazine. The company was founded in 1993 and is headquartered in Silicon Valley. The corporate web site can be located at http://www.datalink.net. For B2B capabilities, contact Corporate Sales at 408-367-1706 or the B2B e-commerce Web site at http://www.net2wireless.com.


This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct.